Exhibit 4.1

[FORM OF] TWELVE MONTH (12)

PROMISSORY NOTE

$100,000	Lindon, Utah

THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED OR PLEDGED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED.

FOR VALUABLE CONSIDERATION RECEIVED, the undersigned, on behalf of MineralRite Corporation, an entity formed under the laws of the State of Nevada, its affiliates, successors and assigns, (Maker”), hereby promises to pay to ___________________________, an individual (“Lender”), at Lender’s address at: ____________________________________ or at any other place designated by the Lender hereof the principal sum of One Hundred Thousand Dollars (US$100,000), (the “Principal Sum”) together with any unpaid interest thereon as set forth below.

1.            Maturity.  April 17, 2014.

2.           Payment of Principal.  The principal balance of One Hundred Thousand Dollars ($100,000) shall be paid on or before Maturity.

3.           Interest.  Interest shall be paid on the unpaid principal balance at a rate of twelve percent simple interest (12%) per annum. All payments of interest due hereunder shall be made on or before Maturity.

4.           Prepayment.  This Note may be prepaid in whole or in part at any time without penalty, provided that any such prepayment shall be applied first to accrued interest with the remainder applied to reduction of principal.  If the Maker chooses to make a prepayment, the payment provided under Section 5 below shall be a) the profit as defined therein as of the date of such prepayment or $50,000, whichever is greater.

5.           Participation in Project Profits.  As additional consideration for making the loan evidenced by this Note, Maker agrees to pay the greater of a) five percent (5%) of the net profits received by Maker under its anticipated joint venture with CSI Import and Export, SA in Chiapas, Mexico (the “Project”) or b) the sum of $50,000. Net profit shall mean gross revenue received by Lender from the Project less the costs attributable to the project in accordance with U.S Generally Accepted Accounting Principles, consistently applied. This payment shall be due for such net profits earned during the term of this Note and shall be payable at Maturity. In the event that net profits exceed $50,000, with respect to any net profits earned by the Maker during the final month of the Note’s term (or shorter period in the event of prepayment) but not received, that portion of net profits shall be paid to Lender as soon as practicable following Maturity.

 6.           Conversion.  From the date of Maturity until this Note is paid in full, the Lender shall have the right to convert the unpaid principal and interest balance in whole or in part into Maker’s common stock at a rate equal to the lesser of a) $0.20 per share or b.) a 20% discount to the 30 day volume weighted average price (“VWAP). If the Lender chooses to exercise the conversion right, upon receipt of Lender’s notice to convert, which notice must be made in writing 15 days prior to Maturity, Maker shall have the right to reject such conversion and instead elect to make payment at Maturity of the entire unpaid principal balance together with all accrued and unpaid interest thereon together with the maximum profit participation payment provided for under Section 5 above.

a.  Adjustments for Exchanges; Substitutions, Etc.  (i) In the event that the Maker, at any time or from time to time after the date of this Note, shall (A) issue by reclassification, exchange or substitution of its common stock any shares of capital stock of the Maker; or (B) effect any other transaction having similar effect, then the Shares shall mean the shares of capital stock of the Maker or property into which the Shares would have been converted, or which would have been exchanged or substituted for the Shares.  The purpose of the adjustment shall be that, in the event of a Conversion at any time after the occurrence of any event described in (a) and (b) above, the Lender shall be entitled to receive the other securities or property to which the Lender would have been finally entitled, after giving effect to the occurrence of such event, as if this Note had been converted immediately prior to the occurrence of such event.  An adjustment made pursuant to this Section 6(a) shall become effective immediately upon the effective date in the case of an exchange or substitution.

b.   Adjustment for Consolidation or Merger.  In case of any consolidation or merger to which the Maker is a party, at any time or from time to time after the date of this Note, other than a merger or consolidation in which the Maker is the surviving or continuing corporation and which does not result in any reclassification of, or change (other than a change in par value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination) in, outstanding common stock, then, as part of and as a condition to such transaction, provision shall be made so that, in the event of a Conversion, the Lender, shall receive, in lieu of the securities and property receivable upon the Conversion of this Note prior to such consummation, the kind and amount of shares or other securities and property receivable upon such consolidation or merger by a holder of the number of Shares into which this Note would have been converted immediately prior to such consolidation or merger had the Conversion occurred, all subject to further adjustment as provided in Section 6(a); in each such case, the terms of this Note shall be applicable to the securities or property receivable upon the Conversion of this Note after such consummation.  In any such case, appropriate adjustment shall be made in the application of this Section 6 with respect to the rights of the Lender of this Note after the transaction to the end that the provisions of this Section 6 shall be applicable after that event and be fully equivalent, by way of illustration and not limitation, by equitably adjusting the formulae set forth herein for Conversion to reflect the market price of securities or property issued in connection with the above described transaction.

c.  Adjustments for Stock Splits, Stock Subdivisions and Combinations.  If at any time or from time to time after the date of this Note, the Maker subdivides or combines its common stock, or declares a dividend or distribution to its holders of common stock in shares of the Maker’s common stock or securities convertible or exchangeable into common stock of the Maker (the “Stock Dividend”), (i) in the case of a subdivision (including a stock split) or Stock Dividend, the Conversion Rate in effect immediately prior to such event shall be proportionately decreased, and (ii) in the case of a combination (including a reverse stock split), the Conversion Rate in effect immediately prior to such event shall be proportionately increased.  Any adjustment under this Section 6(c) shall become effective at the close of business on the date the subdivision or combination becomes effective, or the Stock Dividend is declared.

7.           Waiver.   Maker waives demand, presentment, notice of nonpayment of dishonor, protest and notice of protest, and agrees that it shall continue to remain liable to pay the unpaid balance of the indebtedness evidenced by this Note as extended, renewed, or modified.

8.           Miscellaneous.

a. Notices.  All notices required pursuant to the terms of this Note shall be in writing and either delivered personally or sent by United States Mail.  If sent by mail, notice shall be deemed given when deposited in the U.S. Mail except as provided in subsection 4 above, properly addressed and with postage prepaid. Unless changed by written notice, the following addresses shall be used:

To:	_______________________ _______________________ _______________________

To:	Guy Peckam MineralRite Corporation 55 South Geneva Road Lindon, UT 80402

With Copies to:	Peder K. Davisson, Esq. Davisson & Associates, PA 4124 Quebec Avenue North, Suite 306 Minneapolis, MN 55427

b. Integration.  This Note embodies the entire agreement and understanding between the parties relating to the subject matter thereof and supersedes all prior agreements and understandings relating to such subject matter.

c.       Governing Law and Venue.  This Note shall be construed and interpreted in accordance with the laws of the State of Nevada without reference to principles of conflicts of laws.  The parties agree that all actions or proceedings arising in connection with this Note shall be tried and litigated only in the State or Federal Courts located in the County of Clark, State of Nevada.  Each of the Maker and Lender waives to the extent permitted under applicable law, any right each may have to assert the doctrine of forum non-conveniens or to object to venue to the extent any proceeding is brought in accordance with this section.

d.       Binding Effect.  Except as herein otherwise provided to the contrary, this Note shall be binding upon, and inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

9.           Representations of Lender.  Lender represents and warrants that:

(a)    it is an “accredited investors” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended, and that it is not purchasing the securities issued hereunder with a view toward distribution and that such securities will be restricted from resale and the appropriate restrictive ledged;

(b)    Lender has received copies of all documents and any other information requested from the Maker and has had an opportunity to ask questions of and receive answers from the management of the Maker and to obtain any additional information desired, or has elected to waive such opportunity.  The Lender confirms that the Lender is fully informed regarding the financial condition of the Maker, the administration of its business affairs and its prospects for the future, and that the Maker makes no assurance whatsoever concerning the present and prospective value of this Note and the common stock issuable upon conversion.

(c)    Lender realizes that this Note and the common stock issuable upon conversion, as an investment, are speculative and involve a high degree of risk.  The Lender believes that an investment in this Note and the common stock issuable upon conversion is suitable for the Lender based upon the Lender’s investment objectives and financial needs, and the Lender has the financial means to undertake the risks of an investment in, and to withstand a complete loss of the Lender’s investment hereunder.

(d)    The Lender, either alone or with the assistance of a professional advisor, has such knowledge and experience in financial and business matters that the Lender is capable of evaluating the merits and risks of the investment in this Note and the common stock issuable upon conversion.  The Lender has obtained, to the extent deemed necessary, personal professional advice with respect to the risks inherent in, and the suitability of, an investment in this Note and the common stock issuable upon conversion in light of the Lender’s financial condition and investment needs.

IN WITNESS WHEREOF, this Note has been executed as of the date set forth below.

EFFECTIVE DATE: April 17, 2013	MAKER: MINERALRITE CORPORATION

By:

Its:

LENDER:

By: